EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
First M&F Corporation
Kosciusko, Mississippi

We consent to the incorporation by reference in the registration statements of First M&F Corporation on Form S-8 (Files No. 333-46590, No. 333-76615, No. 333-124050 and No. 333-124844) and Form S-3D (File No. 333-76611) of our report dated March 15, 2011, on our audit of the consolidated statement of condition of First M&F Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, which report is included in the December 31, 2010; annual report on Form 10-K of First M&F Corporation.

/s/ BKD, LLP
Jackson, Mississippi
March 15, 2011